                                                    Exhibit 11.1

Statement Re Computation of Per Share Earnings

                                              12/31/94     12/31/95      6/30/96      12/31/96        6/30/97
                                             ----------  ------------  -----------  -------------  -------------
Common.....................................     100,000       214,274      488,529        572,337        637,733
Average Preferred A........................     266,666       314,703      333,333        333,333        333,333
Total outstanding..........................     266,666       333,333      333,333        333,333        333,333
Average Preferred A-1......................      --           161,002      412,500        412,500        412,500
Total outstanding..........................      --           412,500      412,500        412,500        412,500
Average Preferred B........................      --           --         1,675,825      2,647,712      3,636,364
Total outstanding..........................      --           --         3,465,910      3,636,364      3,636,364
Stock options..............................     312,184       312,184      312,184        312,184        312,184
Warrants...................................      20,606        20,606       20,606         20,606         20,606
Preferred B shares.........................     454,545       454,545      454,545        454,545        454,545
Common shares
                                                100,000       214,274      488,529        572,337        637,733
Common shares, including warrants and
  options
                                                887,335     1,001,609    1,275,865      1,359,672      1,425,068
Pro forma, including common, preferred,
  warrants and options
                                              1,154,001     1,477,314    3,697,523      4,753,217      5,807,265

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Net Income.................................  $  (90,404) $   (744,179) $  (859,370) $  (2,875,072) $  (2,815,480)
Accretion..................................      --               897      157,736        492,075        367,708
                                             ----------  ------------  -----------  -------------  -------------
Adjusted...................................     (90,404)     (745,076)  (1,017,106)    (3,367,147)    (3,183,188)
Weighted shares............................  $  887,335  $  1,001,609  $ 1,275,865  $   1,359,672  $   1,425,068
Net loss/share.............................  $    (0.10) $      (0.74) $     (0.80) $       (2.48) $       (2.23)
                                             ----------  ------------  -----------  -------------  -------------
                                             ----------  ------------  -----------  -------------  -------------
----------------------------------------------------------------------------------------------------------------
Pro Forma
Net Income.................................  $  (90,404) $   (744,179) $  (859,370) $  (2,875,072) $  (2,815,480)
Weighted shares............................   1,154,001     1,477,314    3,697,523      4,753,217      5,807,265
Net loss/share.............................  $    (0.08) $      (0.50) $     (0.23) $       (0.60) $       (0.48)
                                             ----------  ------------  -----------  -------------  -------------
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